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                                                                    Exhibit 99.1

                                                              [LIGHTBRIDGE LOGO]

              Lightbridge Revises Guidance for Fourth Quarter 2004
  Lower Revenue Expected from AT&T Wireless Post Merger with Cingular Wireless

BURLINGTON, MA - NOVEMBER 17, 2004 - Lightbridge, Inc. (NASDAQ: LTBG), a leading analytics, decisioning and e-commerce company, today announced that it has lowered its revenue and earnings per share guidance for the fourth quarter ending December 31, 2004. This revised guidance is based upon information indicating a reduction in anticipated revenue from AT&T Wireless, Inc. as a result of its acquisition by Cingular Wireless LLC on October 26, 2004 and the transition of its wireless customer activations from Lightbridge to Cingular Wireless' in house system. The Company does not expect AT&T Wireless to be a significant customer in 2005.

For the fourth quarter 2004, the Company now expects revenue of approximately $30 million to $32 million and loss per share of between $(0.02) and $(0.08). The Company's previous fourth quarter 2004 revenue and earnings per share guidance was total revenue of $32 million to $34 million and earnings per share of $0.00 to $0.04. The Company is reaffirming its previously issued revenue guidance for Authorize.Net of $9.2 million to $9.5 million for the fourth quarter 2004.

For the nine months ended September 30, 2004, total revenue from AT&T Wireless was $16.6 million, or 17% of the Company's total revenue. Included in these amounts are transactions revenue of $13.5 million, or 23% of total transactions revenue, and consulting and services revenue of $3.1 million, or 19% of total consulting and services revenue. The reduction in business from AT&T Wireless will require careful review of the Company's expense structure and the Company expects to continue to align those expenses with anticipated revenues.

Commenting on the lowered anticipated results for the fourth quarter, Tim O'Brien, chief financial officer, stated, "We have been notified to expect a significant slowdown in business from AT&T Wireless, as a result of their recent merger with Cingular Wireless. We are monitoring this closely and are working diligently to minimize the impact on our business."

Bob Donahue, president and chief executive officer, added, "Despite this development with AT&T Wireless, we believe that the quality customers, diversified offerings, and financial strength we possess position us well for the future. Our acquisition of Authorize.Net is a prime example of our strategy to expand our offerings. The strength of Authorize.Net's payment processing business, coupled with the clarity in revenue growth and robust gross margins has added to Lightbridge's revenues and customer base."


ABOUT LIGHTBRIDGE

Lightbridge, Inc. (NASDAQ:LTBG) is a leading analytics, decisioning and e-commerce company that businesses trust to manage customer transactions. Lightbridge adds value to fraud screening, credit qualification, payment authorization, billing, and enhanced voice and data services. Lightbridge solutions leverage intelligent automated systems and human expertise, delivered primarily through the efficiencies and cost savings of an outsourced business model. Businesses around the world use Lightbridge to make smarter decisions, deliver better services, provide secure payments, reduce costs and enhance the lifetime value of their customers. For more information, visit


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www.lightbridge.com or call 800-LIGHTBR.


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CONTACTS

LYNN RICCI                GLEN ZIMMERMAN               BRAD COHEN/RAPHAEL GROSS
Investor Relations        Media Relations              IR Counsel to Lightbridge
Lightbridge, Inc.         Lightbridge, Inc.            ICR, Inc.
781/359-4854              781/359-4705                 203/682-8211
lricci@lightbridge.com    gzimmerman@lightbridge.com   bcohen@icrinc.com

Note to Editors: LIGHTBRIDGE, the Lightbridge logo, and Authorize.Net are registered trademarks of Lightbridge Inc. All other trademarks and registered trademarks are the properties of their respective owners.



FORWARD-LOOKING STATEMENTS

Certain statements in this news release that are not historical facts, including, without limitation, those relating to the Company's position for the future, the Company's growth strategy, the impact of the merger of AT&T Wireless and Cingular Wireless, the future revenue expectations from AT&T Wireless and the fourth quarter of 2004 financial guidance are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, (i) dependence on a limited number of clients, (ii) the Company's revenue concentration in the wireless telecommunications business and the declining subscriber growth rate in that business, (iii) continuing rapid change in the telecommunications industry, payment processing industry, and other markets in which the Company does business that may affect both the Company and its clients, including the merger of AT&T Wireless and Cingular Wireless (iv) current and future economic conditions generally and particularly in the telecommunications and payment processing industry, (v) uncertainties about the Company's ability to execute on, and about the impact on the Company's business and operations of, its objectives, plans or strategies as a result of potential technological, market or competitive factors, or the acquisition of Authorize.Net, (vi) the impact of restructuring and other charges on the Company's business and operations, (vii) integration, employee retention, recognition of cost and other benefits and revenue synergies, and other risks associated with acquisitions including the acquisition of Authorize.Net, (viii) the industry risks associated with Authorize.Net's business and operations including, without limitation, illegal or improper uses of Authorize.Net's payment system, unauthorized intrusions and attacks on Authorize.Net's payment system that may impair the operation of its payment systems, changes or failures to comply with credit card association rules, governmental regulation and the application of existing laws to Authorize.Net's business and dependence on relationships with third party payment processors, (ix) potential state, federal and international regulation of voice conferencing and related compliance and operating costs, regulatory assessments and potential suspensions of service pending compliance with such regulation and (x) the factors disclosed in the Company's filings with the U.S. Securities and Exchange Commission including, without limitation, its 2003 Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements.